Exhibit 99

TITAN WHEEL CORPORATION OF ILLINOIS ISSUES WINTER BONUS TO EMPLOYEES

QUINCY, Ill. - December 18, 2008 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), issued a winter bonus to its employees today at its locations in Quincy, Ill., and Saltville, Va. Employees will receive a portion of their bonus in $2 bills.
“Titan is fortunate to have a dedicated group of employees,” said Ron Schildt, president. “It is especially gratifying that, during these challenging economic times, Titan Wheel has had such a great year and sees growth ahead in 2009—particularly with the new large earthmover wheels we are currently producing. We wish everyone a warm and joyous holiday season.”
“It is our hope that businesses throughout these areas will recognize Titan employees when they receive $2 bills through purchases or gifts,” said Schildt. “These are exceptional employees and citizens of the community, and deserve to be recognized for their efforts by others.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489